Exhibit 99.1

BioTime Announces Passing of Director Abraham E. Cohen

ALAMEDA, Calif.--(BUSINESS WIRE)--November 26, 2012--BioTime, Inc. (NYSE MKT: BTX) announced with sadness that Abraham (Barry) E. Cohen, a member of its Board of Directors, passed away on Thursday, November 22, 2012 at the age of 76.

Mr. Cohen has been a valued member of the Board of Directors and was a member of several committees, including the Audit Committee. Mr. Cohen had a long career in the pharmaceutical industry, where he played a key role in the development of international business for Merck & Co. While at Merck, Mr. Cohen was a leader in the development of Merck’s international business, initially in Asia, then in Europe and, subsequently, in all international regions as President of Merck Sharp & Dohme, which manufactures and markets human health products outside the United States.

“It was a great privilege to work with a man of Barry’s stature,” said Michael D. West, CEO of BioTime. “His enthusiasm and energy for the industry was infectious. We will continue to labor to advance his vision of a brighter future for mankind through advances in medical research.”

CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com